SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: September 14, 2005
(Date of earliest event reported)

YOCREAM INTERNATIONAL, INC.
(Exact name of registrant as specified in its Charter)

Oregon	0-16787	91-0989395
State of Incorporation	Commission File Number	IRS Employer Identification
Number

5858 N.E. 87th Avenue	97220
Portland, Oregon	(Zip Code)
(Address of principal
executive office)

Registrant's telephone number, including area code: (503) 256-3754

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition

                        On September 14, 2005, YoCream International issued a press release announcing financial results for the third quarter ending July 31, 2005. A copy of the press release is attached as Exhibit 99.1. This information is being furnished to satisfy Regulation FD, but is not deemed filed under the Securities Exchange Act of 1934.

Item 9.01          Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
(99.1) Press Release with Third Quarter Earnings

SIGNATURES

                        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

YOCREAM INTERNATIONAL, INC
(Registrant)

Date:	September 14, 2005	By:	/s/ W. Douglas Caudell
W. Douglas Caudell, Chief Financial Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Terry Lusetti	503-256-3754
Investor Relations	www.yocream.com

YOCREAM INTERNATIONAL REPORTS THIRD QUARTER RESULTS

PORTLAND, OR - SEPTEMBER 14, 2005 - YOCREAM International, Inc. (Nasdaq: YOCM), a manufacturer and wholesaler of frozen desserts and smoothies, today reported the financial results for the third quarter and nine months ended July 31, 2005.

             YOCREAM third quarter sales were $5,895,000, compared with $5,907,000 in the third quarter of 2004. For the nine months ended July 31, 2005 and 2004 sales were $14,438,000 and $14,213,000, respectively.

             "For the nine months, sales of frozen yogurt have increased 13.7% when compared to the same period in the prior year," stated Tyler Bargas, Director of Sales. "We intend to complement growth in our core brand with our new product lines: Dannon® Frozen Frusion®, Fruitquake® dispenser smoothies, YoCaffé® Latté, and Jolly Rancher™ frozen beverages."

             "The Company continues to support market tests of several proprietary products for potentially significant customers that offer high volume opportunities for the upcoming fiscal year," noted Matt Hanna, Director of Administration. "This is consistent with the Company's plan to promote copacking capabilities and flexibility in manufacturing different products."

             Net income for the third quarter was approximately $101,000, or $0.05 per share compared with $189,000 or $0.08 per share for the same period last year. Net income for the nine months was approximately $184,000, or $0.09 per share compared with $349,000, or $0.15 per share for the same period last year. "Earnings were impacted by the increase in transportation costs directly related to fuel surcharges," stated Terry Oftedal, Director of Operations. "The Company continues to analyze all costs and pursue opportunities to reduce ingredient, packaging, logistics, and production costs."

             YOCREAM International, Inc. makes, markets and sells frozen desserts, snacks and smoothies throughout the United States and in several foreign countries. It sells primarily to food distributors and wholesale clubs; and the Company's products are available in restaurants, convenience stores, schools, government and military installations, hospitals, corporate cafeterias and wholesale clubs.

             The JOLLY RANCHER trademark is used under license.

             This release may contain certain forward-looking statements, which are based on management's current expectations. Factors that could cause future results to vary materially from these expectations include, but are not limited to, change in distribution abilities, level of customer acceptance of new products, change in co-packing relationships and strategic alliances and other economic, competitive, governmental, regulatory and factors affecting the Company's operations, pricing, products and service. For a more complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the Company's Form 10-KSB, which was filed with the Securities and Exchange Commission on January 31, 2005.

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YOCREAM INTERNATIONAL, INC.
STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2005	2004	2005	2004

Sales	$5,894,733	$5,906,991	$14,438,153	$14,212,727
Cost of goods sold	4,547,530	4,439,177	10,697,940	10,423,754

Gross profit	1,347,203	1,467,814	3,740,213	3,788,973
Selling, general and administrative expenses	1,223,900	1,177,716	3,426,444	3,201,480

Income from operations	123,303	290,098	313,769	587,493
Other income (expenses)
Other income	37,417	14,191	46,115	16,685
Interest expense	(37,587)	(21,438)	(108,298)	(66,108)

Income before income taxes	123,133	282,851	251,586	538,070
Income tax provision	21,700	93,500	67,900	189,000

Net income	$101,433	$189,351	$183,686	$349,070

Earnings per common share - basic	$0.05	$0.08	$0.09	$0.15

Earnings per common share - diluted	$0.05	$0.08	$0.09	$0.15

Shares used in basic earnings
per share	2,109,338	2,277,956	2,142,624	2,277,956

Shares used in diluted earnings
per share	2,131,218	2,285,028	2,152,284	2,298,169

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YOCREAM INTERNATIONAL, INC
BALANCE SHEETS

	July 31,	October 31,
	2005	2004
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$ 2,523,544	$ 3,806,993
Accounts receivable, net	1,434,351	858,720
Inventories	2,051,055	1,866,051
Other current assets	450,826	219,634
Income taxes receivable	5,300	51,154
Deferred tax asset	205,220	194,519

Total current assets	6,670,296	6,997,071

Fixed assets, net	6,190,715	6,328,875
Intangible and other long-term assets, net	419,881	399,672

	$13,280,892	$13,725,618

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$ 403,319	$ 403,319
Accounts payable	1,546,392	1,170,882
Accrued liabilities	152,472	156,120

Total current liabilities	2,102,183	1,730,321

Long-term debt, less current portion	2,004,596	2,305,939
Interest rate swap, at fair value	(13,300)	-
Deferred tax liability	1,127,369	1,070,720
Other liabilities	58,522	46,060

Total liabilities	5,279,370	5,153,040

Shareholders' equity
Common stock, no par value, 30,000,000 shares
authorized, 2,106,300 shares issued and outstanding	3,976,639	4,739,581
Retained earnings	4,016,683	3,832,997
Accumulated other comprehensive income	8,200	-

Total shareholders' equity	8,001,522	8,572,578

	$13,280,892	$13,725,618

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